EXHIBIT 21

Subsidiaries of James River Coal Company as of March 13, 2006

1.	Johns Creek Coal Company
2.	James River Coal Sales, Inc.
3.	James River Coal Service Company
4.	Leeco, Inc.
5.	BDCC Holding Co., Inc.
6.	Eolia Resources, Inc.
7.	Blue Diamond Coal Company
8.	Bledsoe Coal Corporation
9.	Shamrock Coal Company, Incorporated
10.	Bledsoe Coal Leasing Company
11.	Johns Creek Elkhorn Coal Corporation
12.	McCoy Elkhorn Coal Corporation
13.	Johns Creek Processing Company
14.	Bell County Coal Corporation
15.	Triad Mining Inc.
16.	Triad Underground Mining, LLC